Exhibit 10.74

DURECT CORPORATION

EXECUTIVE CHANGE OF CONTROL POLICY

This Executive Change of Control Policy (the “Policy”) is effective as of April 7, 2004, as amended on September 25, 2008 and December 12, 2013.

POLICY GOALS

A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control transaction. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to officers of the Company and can cause these individuals to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of its officers, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

B. Accordingly, the Board believes that it is in the best interests of the Company and its stockholders to provide officers with an incentive to continue their employment and to motivate such individuals to maximize the value of the Company upon a Change of Control for the benefit of its stockholders by providing them with certain benefits upon a Change of Control that provide them with enhanced financial security and incentive notwithstanding the possibility or occurrence of a Change of Control.

POLICY

1. ELIGIBILITY. This Policy shall be applicable to each individual who is an employee of the Company holding a position of Vice President (or equivalent position) or higher as of the effective date of a Change of Control or who held such a position with the Company within 90 days of such date but whose employment terminated under the conditions specified in Section 3 below (each, an “Officer”); provided, however, that the terms of this Policy will not apply to any Officer who is party to one or more agreements with the Company providing for specified benefits to the Officer upon or in connection with a Change of Control unless such Officer expressly consents (by executing the acknowledgment provided below) to becoming a participant eligible to receive benefits under this Policy and thereby expressly waiving and forfeiting any rights or claims he or she has or may have under any such prior agreement(s). Once acknowledged below, the terms of this Policy shall constitute the entire agreement between the Officer and the Company as to the subject matter covered by the Policy and such terms may thereafter be amended only by a written agreement signed by the Officer and, following approval by the Company’s Board or a Committee thereof, a duly authorized officer of the Company.

2. AT-WILL EMPLOYMENT. Unless otherwise agreed to expressly by the Company and an Officer through a separate written agreement which remains in effect after the Officer becomes eligible to receive benefits under this Policy, each Officer’s employment is and shall continue to be on an at-will basis, meaning that either the Officer or the Company (or its successor) can terminate their employment relationship with each other at any time for any or no reason. Nothing in this Policy shall give an Officer any benefits whatsoever in the event the Officer’s employment terminates in a manner that is not in connection with a Change of Control.

3. SEPARATION BENEFITS UPON INVOLUNTARY TERMINATION FOLLOWING CHANGE OF CONTROL. If, in connection with and within 90 days prior to a Change of Control, or within twenty-four (24) months following the effective date of a Change of Control, the Officer’s employment with the Company (or its successor) is terminated by the Company or the successor without Cause or the Officer experiences a Constructive Termination (in each case as defined below), then subject to Sections 3(c), 4 and 5 below the Officer will be entitled to the following benefits:

(a) Vesting Acceleration. The remaining unvested portion of any such stock options or shares of stock held by the Officer as of the effective date of the employment termination shall automatically be accelerated so as to become completely vested and exercisable (and any such right of repurchase or forfeiture provision shall lapse in full) as of the effective date of such termination; and

(b) Cash Benefits. The Officer will be entitled to payment of an amount equal in aggregate to his or her then-current annual base salary, payable in equal installments (on the Company’s normal payroll schedule and subject to applicable withholdings) over the 12 months following the date of employment termination; provided however that this Section 3(b) shall be subject to Section 5(c) below; and provided further that the Company’s obligations to make any payments under this Section 3(b) is subject to Section 3(c) below.

(c) Conditions to Payment of Benefits. Notwithstanding anything else to the contrary contained herein, no Officer shall be entitled to payment of any benefits provided under this Section 3 or otherwise under this Policy unless and until (1) the Company (or its successor) shall have received from the Officer an effective release releasing the Company (or its successor) from any and all claims Officer may have against such entities related to or arising in connection with his or her employment, the terms of such employment and termination thereof that becomes effective within sixty (60) days following the termination of employment (or if later, the Change of Control), and (2) the Officer is in compliance and continues to be in compliance with the covenants contained in Section 4 below (the “Covenants”), which Covenants shall be acknowledged and agreed to by the Officer upon his or her executing this Policy in the acknowledgment signature block below. The Officer further acknowledges that the benefits under this Policy are being provided to assist in the Officer’s transition to other employment. Accordingly, to the extent that the Officer begins to engage in activities in violation of the Covenants during the period of the cash severance payments specified in Section 3(b) above, the Officer shall be entitled to retain any such payments received prior to the date he commences such activities but will cease to be eligible to receive any further payments or other benefits under the terms of this Policy or otherwise, and the Officer shall have no further claims, rights or entitlements to any severance payments or benefits in any respect.

4. COVENANTS. During his or her employment with the Company, the Officer agrees to devote his or her full time and best efforts to the business of the Company, and the

Officer further agrees that during his or her employment with the Company and for any period thereafter for which he or she is receiving or has received payment of cash severance under Section 3(b) above (but in any event not exceeding two years), he or she will not, directly or indirectly, act as a partner, joint venturer, consultant, officer, director, employee, agent, independent contractor or stockholder of any company or business organization (including any unit or division of any company or organization) whose business is the development and marketing of products and services that are directly competitive with the products and services being developed and marketed by the Company immediately prior to the Change of Control; provided, however, that the record or beneficial ownership by the Officer of 5% or less of the outstanding publicly traded capital stock of any such company shall not be deemed, in and of itself, to be in violation of the Covenants set forth in this Section 4.

5. TAXES.

(a) General Withholding Tax Obligations. The Officer shall be responsible for any income, excise or other taxes imposed on the Officer under applicable law with respect to the benefits provided hereunder, including without limitation delivering to the Company (or its successor) any amounts necessary to timely satisfy any applicable withholding tax obligations. The Officer’s receipt of any benefit hereunder is conditioned on his or her satisfaction of any applicable withholding or similar obligations that apply to such benefit, and any cash payment owed hereunder will be reduced to satisfy any such withholding or similar obligations that may apply.

(b) Limitation on Payments. In the event that the benefits provided for under this Policy (x) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (y) but for this Section 4(b) would be subject to the excise tax imposed by Section 4999 of the Code (or any corresponding provisions of state income tax law), then such benefits shall be either (1) delivered in full to the Officer, or (2) delivered as to such lesser extent as would result in no portion of such severance benefits being subject to excise tax under Code Section 4999, whichever amount, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Code Section 4999, results in the receipt by the Officer on an after-tax basis of the greater amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Code Section 4999. Any determination required under this Section 5(b) shall be made in writing by the Company’s independent accountants, whose determination shall be conclusive and binding for all purposes on the Company and the Officer. In the event that (1) above applies, then the Officer shall be responsible for any excise taxes imposed with respect to such benefits. In the event that (2) above applies, then each benefit provided hereunder shall be proportionately reduced to the extent necessary to avoid imposition of such excise taxes.

(c) Code Section 409A. It is the parties’ intent that this Policy and the benefits payable hereunder comply with the requirements of Code Section 409A and any final regulations and guidance promulgated thereunder (collectively “Section 409A”) so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Notwithstanding anything to the contrary in this Policy (or other agreement or arrangement referenced below in this Section 9(b)), if Officer is a “specified employee” within the meaning of

Section 409A at the time of Officer’s “separation from service” (as defined in Section 409A) (other than due to death), and if the amounts payable to Officer pursuant to Section 3(b) this Policy, when considered together with other severance payments or separation benefits, if any, to which Officer may be entitled under any other agreement or arrangement, would be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), then only that portion of the Deferred Compensation Separation Benefits which does not exceed the Section 409A Limit (as defined below) may be made within the first six (6) months following Officer’s separation from service date in accordance with the payment schedule that otherwise applies to each payment or benefit. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Officer on or within the six (6) month period following Officer’s separation from service will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the separation from service date. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule otherwise applicable to each payment or benefit. For these purposes, each severance payment provided for under this Policy is hereby designated as a separate payment and will not collectively be treated with any other payments as a single payment. Notwithstanding anything herein to the contrary, if Officer dies following his or her separation from service but prior to the six (6) month anniversary of his or her separation from service date, then any payments delayed in accordance with this Section 5(c) will be payable in a lump sum as soon as administratively practicable after the date of Officer’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

For purposes of this Policy, “Section 409A Limit” will mean the lesser of two (2) times: (i) Officer’s annualized compensation based upon the annual rate of pay paid to Officer during the Company’s taxable year preceding the Company’s taxable year of Officer’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which Officer’s separation from service occurs.

Notwithstanding anything to the contrary contained in this Policy, to the extent that any amendment to this Policy would constitute under Section 409A a delay or acceleration in payment of a Deferred Compensation Separation Benefit, or a change in the form of payment of a Deferred Compensation Separation Benefit, then such any amendment that effects a delay in a payment or a change in the form of payment must be done in a manner that complies with Section 409A(a)(4)(C) and any amendment that effects an acceleration of payment must be done in a manner that complies with Treas. Reg. §1.409A-3(j).

6. DEFINITION OF TERMS. The following terms referred to in this Policy shall have the following meanings:

(a) Change of Control. “Change of Control” means the occurrence of any of the following events:

(i) The closing of the sale of all or substantially all of the assets of the Company;

(ii) The closing of a merger or consolidation of the Company with any other corporation (other than a merger effected exclusively for the purpose of changing the domicile of the Company or a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation);

(iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then-outstanding shares of capital stock of the Company;

(iv) a contested election of members of the Board (each, a “Director”), as a result of which or in connection with which the persons who were Directors before such election or their nominees cease to constitute a majority of the Board; or

(v) a dissolution or liquidation of the Company; provided however that a dissolution or liquidation of the Company will not constitute a “Change of Control” for purposes of this Policy if it is entered into in connection with proceedings by or against the Company under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief undertaken under U.S. federal, state or foreign law, including the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended.

(b) Cause. For purposes of this Policy, “Cause” for an Officer’s termination will exist at any time after the happening of one or more of the following events:

(i) The Officer’s deliberate material violation of any policy of the Company (or its successor) or deliberate refusal to comply in any material respect with the legal directives of his or her supervisor or the Board (so long as such directives are legal and consistent with the Officer’s position and duties); or

(ii) The Officer’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct (including conviction of a felony) that has caused or is reasonably expected to cause material injury to the Company, its business or its reputation (or to its successor or its successor’s business or reputation), or any act that constitutes fraud, or any knowing misrepresentation, involving or related to the Company’s financial statements; or

(iii) Any unauthorized use or disclosure by the Officer of any proprietary information or trade secrets of the Company (or its successor) or any other party to whom the Officer owes an obligation of nondisclosure or use (through a written agreement or otherwise) as a result of his or her relationship with the Company (or its successor); or

(iv) The Officer’s willful, material breach of any of his or her obligations under any written agreement or covenant with the Company (or its successor); or

(v) The Officer’s failure to materially perform his or her duties or materially comply with the conditions applicable to his or her employment.

(c) Constructive Termination. “Constructive Termination” shall be deemed to occur if there is (i)(A) a material reduction in job title or responsibilities of the Officer (provided, however, that reassignment to a position, irrespective of title, that changes the Officer’s responsibilities in a manner designed merely to reflect the fact that the Company has become a wholly-owned subsidiary or division of the counter-party to the Change of Control shall not constitute grounds for Constructive Termination); (B) a reduction of more than 20% of the Officer’s base salary unless in connection with similar decreases of other similarly-situated officers of the Company or its successor entity; or (C) the Officer’s refusal to relocate to a facility or location more than 50 miles from the Company’s location at which the Officer works as of the effective date of the Change of Control; and (ii) immediately following any of the foregoing events, the Officer provides to his or her employer within 20 business days of such event written notice of his or her intent to terminate employment as a result of Constructive Termination, which written notice specifies the events or circumstances giving rise to the Officer’s claim that Constructive Termination has occurred as well as the effective date of termination (which date shall be within 45 days of the date on which such notice is given); provided however that the Company shall have 30 days in which to cure the events or circumstances giving rise to the Constructive Termination claim and, if the Company is able to cure such events or circumstances within such 30-day period, then the Officer shall not have a basis to terminate his or her employment for Constructive Termination.

7. GOVERNING LAW. This policy shall be governed by the laws of the state in which the Officer performs or most recently performed his or her primary duties to the Company, without giving effect to the principles of conflicts of laws.

8. SEVERABILITY. By executing this Policy below, the Officer agrees with the Company that each provision herein will be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses. The parties intend that the Covenants will be construed as a series of separate covenants, one for each county, city, state, nation and other political subdivision of the territories in which the Company does business. If, in any judicial proceeding, a court refuses to enforce any of the separate covenants (or any part thereof) deemed included in the Covenants, then such unenforceable separate covenant (or such part) shall be deemed eliminated from this Policy for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced by the court. The parties intend that the Covenants be enforced to the maximum degree permitted by applicable law.

9. GENERAL. Any successor to the Company (whether direct or indirect, and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the Company’s obligations under this Policy. Without the written consent of the Company, an Officer may not assign or transfer his or her rights under the Policy to any other person or entity. Notwithstanding the foregoing, the terms of the Policy and all rights of an Officer hereunder will inure to the benefit of, and be enforceable by, his or her personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

Acknowledgment:

By signing below, the Officer indicates his or her agreement to and acceptance of the terms and conditions of the Durect Corporation Change of Control Policy, which include:

•

waiving and forfeiting in full any benefits contingent upon or related to a Change of Control provided to the Officer under any agreement or arrangement, written or otherwise, with the Company made or entered into prior to the date hereof; and

•	agreeing to the terms and conditions of, and the restrictions imposed by, the Covenants set forth Section 4 above.

Signature:

Name (print):

Date Executed:

SIGNATURE PAGE TO EXECUTIVE CHANGE OF CONTROL POLICY

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